                                                               EXHIBIT 11

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                         TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES
                              COMPUTATION OF EARNINGS PER SHARE
                       (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                        Three Months Ended
                                                                             March 31,
                                                                     ------------------------
                                                                       2000            1999
                                                                     --------        --------
EARNINGS PER SHARE BEFORE CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE<Fb>:
   Net loss                                                          $(76,123)       $(21,558)
   Cumulative effect of accounting change                             (12,844)              -
                                                                     --------        --------

   Loss before cumulative effect of accounting change                 (63,279)        (21,558)
   Preferred stock dividend requirements                               (5,416)         (5,863)
                                                                     --------        --------
   Loss before cumulative effect of accounting change applicable
     to common for basic earnings per share calculation               (68,695)        (27,421)

   Average number of shares of common stock<Fa>                        70,332          65,630
                                                                     --------        --------

   Loss per share                                                    $  (0.98)       $  (0.42)
                                                                     ========        ========

EARNINGS PER SHARE FROM CUMULATIVE EFFECT OF ACCOUNTING CHANGE:
   Cumulative effect of accounting change                            $(12,844)       $      -

   Average number of shares of common stock<Fa>                        70,332          65,630
                                                                     --------        --------

   Loss per share                                                    $  (0.18)       $      -
                                                                     ========        ========

EARNINGS PER SHARE FROM NET INCOME (LOSS)<Fb>:
   Net loss                                                          $(76,123)       $(21,558)
   Preferred stock dividend requirements                               (5,416)         (5,863)
                                                                     --------        --------

   Loss applicable to common shares for basic earnings per
     share calculation                                                (81,539)        (27,421)
   Average number of shares of common stock<Fa>                        70,332          65,630
                                                                     --------        --------

   Loss per share                                                    $  (1.16)       $  (0.42)
                                                                     ========        ========

-----------
<Fa>    Includes 6,686 and 7,641 shares of Employee Preferred Stock for the quarter ended March 31, 2000 and 1999, respectively, which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<Fb>    As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% and the 9 1/4% Preferred Stock are antidilutive, diluted earnings per share are equal to basic earnings per share and are not presented in the accompanying condensed statements of consolidated operations for the first quarter of 2000 and 1999.
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